Exhibit 99.1

Investor Contact:                       Media Contact:
Bob Connors, CFO                        Neil Torres
Fiberstars, Inc.                        Antenna Group (for Fiberstars)
440-715-1300                            (203) 229-0358

           FIBERSTARS REPORTS Q4 2006 SALES UP 15% ON RECORD EFO SALES

SOLON, Ohio, March 14, 2007--Fiberstars, Inc. (Nasdaq: FBST) today announced fourth quarter and year 2006 results.

Fourth quarter revenues were $7,191,000, an increase of 15% over sales in the fourth quarter of 2005 of $6,234,000. The net loss in the quarter was $2,784,000 ($0.24 per share), vs. a net loss of $3,535,000 ($0.37 per share) in the fourth quarter of 2005.

Fiberstars EFO(R) sales for the quarter were $1,486,000 up nearly 5 times compared to $307,000 for the same quarter a year ago, and up 10% over EFO sales in the third quarter of 2006.

Revenues for the year were $27,036,000, a decrease of 5% over sales for the year 2005. The loss for the year was $9,650,000 ($0.85 per share), vs. a loss of $7,423,000 ($0.90 per share) in 2005.

EFO sales for the year 2006 were $4,033,000 compared to $1,527,000 for the year 2005.

The Company finished the year with a balance sheet showing cash and short-term securities totaling $15,968,000 and total shareholders equity of $30,880,000. Cash utilization for the year was near forecast levels.

"Sales of EFO for the year were $4,033,000, an increase of 2.6 times 2005 EFO sales and 15% of total sales," said John Davenport, CEO of Fiberstars. "It was good to see EFO sales coming from a variety of markets in 2006. We had growth in our grocery store sales in the U.S., we had strong contributions from Europe and a good showing in the government sector."

Davenport also noted, "The growth in fourth quarter sales should give us good momentum going into 2007. As stated previously, we expect EFO sales to show growth in 2007 and come within the range of $8-12 million as our markets begin adopting the new EFO energy saving technology. In 2007 we will be expanding our EFO energy saving offering by including a line of EFO LED products, EFO Control products and EFO consulting offerings, in addition to our existing EFO Fiber Optic line."

"As a result, EFO prospects remain very strong, with our continued progress within national accounts in grocery stores and retail sectors, as well as adoption by our existing specification business and the addition of the government sector in 2006, which will continue into 2007 and expand in 2008."

"Expenses for the year were affected by the initiation of expensing for stock options under accounting rule FAS 123R, which added over $1 million in expense in 2007, as well as the implementation of Sarbanes Oxley Section 404 requirements for the first time. The latter added $500,000 in outside consulting costs and additional audit fees on top of this. Gross profit margins were impacted by the completion of our restructuring as well as costs associated with building manufacturing capacity in EFO. We have already seen actions taken by our new Chief Operational Officer, Eric Hilliard, who we expect to improve 2007 gross profit margins more in line with historical levels. We also have a heightened management focus on minimizing our utilization of cash in 2007."

Fiberstars management will host a conference call on Wednesday, March 14, 2007 at 11:30 a.m. EDT (8:30 a.m. PDT) to review the fourth quarter financial results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 1381766. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.fiberstars.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 and entering the following pass code: 173277. Also, an instant replay of the conference call will be available over the Internet at http://www.fiberstars.com as of March 15, 2007 and will remain available for 1 year in the Investor Relations area of the site or by going to http://www.mkr-group.com.

                                ABOUT FIBERSTARS

      Fiberstars, Inc., (NASDAQ: FBST) is the leading supplier of fiber optic lighting and the world's only supplier of EFO, a lighting technology which is more efficient than conventional electric lamps. Fiberstars products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Fiberstars fiber optic lighting provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, fast food restaurants, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The Company has additional offices in Pleasanton, CA, New York City, United Kingdom and Germany. For more information, see www.fiberstars.com.

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

      Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2007 and thereafter, future pool market sales, the expected growth of and percentage of the company to be represented by EFO, expected product development and introductions, expected overall sales growth and profitability. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

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

                                FIBERSTARS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)

                                                        December 31,    December 31,
                                                            2006            2005
                                                        ------------    ------------
ASSETS
Current assets:
   Cash and cash equivalents                            $      3,705    $      5,554
   Short-term investments                                     12,263          18,024
   Accounts receivable trade, net                              6,185           6,287
   Inventories, net                                            7,708           7,722
   Prepaids and other current assets                             324             879
                                                        ------------    ------------
       Total current assets                                   30,185          38,466

Fixed assets, net                                              5,978           3,422
Goodwill, net                                                  4,247           4,135
Other assets                                                     182             186
                                                        ------------    ------------
       Total assets                                     $     40,592    $     46,209
                                                        ============    ============

LIABILITIES
Current liabilities:
   Accounts payable                                     $      4,202    $      2,623
   Accrued expenses                                            1,671           3,924
   Credit line borrowings                                      1,124              47
   Current portion of long-term bank borrowings                  731             342
                                                        ------------    ------------
       Total current liabilities                               7,728           6,936
Long-term bank borrowings and liabilities                      1,984           1,089
                                                        ------------    ------------
       Total liabilities                                       9,712           8,025
                                                        ------------    ------------

SHAREHOLDERS' EQUITY
Common stock                                                       1               1
Additional paid-in capital                                    53,841          52,452
Unearned stock-based compensation                                ---            (397)
Cumulative translation adjustments                               601              41
Retained earnings (accumulated deficit)                      (23,563)        (13,913)
                                                        ------------    ------------
       Total shareholders' equity                             30,880          38,184
                                                        ------------    ------------
           Total liabilities and shareholders' equity   $     40,592    $     46,209
                                                        ============    ============

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

                                FIBERSTARS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except per share amounts)

                                                          Three months ended             Twelve months ended
                                                             December 31,                    December 31,
                                                     ----------------------------    ----------------------------
                                                         2006            2005            2006            2005
                                                     ------------    ------------    ------------    ------------
Net sales                                            $      7,191    $      6,234    $     27,036    $     28,337
Cost of sales                                               5,372           4,031          19,251          17,711
                                                     ------------    ------------    ------------    ------------
          Gross profit                                      1,819           2,203           7,785          10,626

Operating expenses:
     Gross research and development                           898           1,336           3,556           4,485
     Deduct credits from government contracts                 (78)           (662)         (1,215)         (2,295)
                                                     ------------    ------------    ------------    ------------
          Net research and development                        820             674           2,341           2,190
     Sales and marketing                                    2,642           2,276           9,774           9,595
     General and administrative                             1,038             811           4,956           3,135
     Restructuring expense                                    ---           2,017             734           3,120
                                                     ------------    ------------    ------------    ------------
          Total operating expenses                          4,500           5,778          17,805          18,040
                                                     ------------    ------------    ------------    ------------
              Loss from operations                         (2,681)         (3,575)        (10,020)         (7,414)

Other income (expense):
     Interest and other income (expense), net                 113              86             483             100
                                                     ------------    ------------    ------------    ------------
          Loss before income tax                           (2,568)         (3,489)         (9,537)         (7,314)
Benefit from (provision for) income taxes                    (216)            (46)           (113)           (109)
                                                     ------------    ------------    ------------    ------------
          Net Loss                                   $     (2,784)   $     (3,535)   $     (9,650)   $     (7,423)
                                                     ============    ============    ============    ============
Net loss per share - basic and diluted               $      (0.24)   $      (0.37)   $      (0.85)   $      (0.90)
                                                     ============    ============    ============    ============
Shares used in computing net income per share -
 basic and diluted                                         11,392           9,651          11,385           8,223
                                                     ============    ============    ============    ============

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